Transcript: OCC –Q4 2023 Earnings Conference Call – 12/20/23 11:00 AM EST	Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Spencer Hoffman Joele Frank, Wilkinson Brimmer Katcher - IR

Neil Wilkin Optical Cable Corporation - Chairman of the Board, President & CEO

Tracy Smith Optical Cable Corporation - SVP & CFO

P R E S E N T A T I O N

Operator

Good morning. My name is James and I will be your conference operator today. At this time, I would like to welcome you to the Optical Cable Corporation fourth quarter and fiscal year 2023 earnings conference call. (Operator instructions). Mr. Hoffman, you may begin your conference.

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, James. Good morning, everyone, and thank you all for joining us for Optical Cable Corporation's fourth quarter and fiscal year 2023 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call today with us today are Neil Wilkin, President and Chief Executive Officer of OCC, and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Spencer, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the fourth quarter and full year results for the three-month and twelve-month periods ended October 31, 2023 in some additional detail. After Tracy's remarks we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

During fiscal year 2023, we demonstrated the strength of OCC's market position, the efficiencies generated by our operating leverage, and our ability to navigate and successfully execute our growth strategies in volatile markets.

We started off the year strong, building on our momentum and delivering strong financial and operational performance. Like many others in our industry, however, we experienced significant volatility and a softening of demand in certain markets as fiscal year 2023 progressed, particularly in the enterprise and the wireless carrier markets.

Transcript: OCC –Q4 2023 Earnings Conference Call – 12/20/23 11:00 AM EST

Thanks to our diversified markets and product offerings, we finished fiscal year 2023 having achieved growth by all measures compared to the prior year. This includes net sales, gross profit, gross profit margin as well as income from operations and earnings per share.

Net sales for fiscal year 2023 increased 4.5% to $72.2 million. This followed net sales growth of 18.8% in fiscal year 2022 compared to fiscal year 2021. Our market diversification and our breadth of product offerings enabled us to achieve net sales growth during fiscal year 2023, despite the volatility in certain markets, with OCC achieving sales growth in our specialty markets, partially offset by decreases in our enterprise and wireless carrier markets.

Net sales increased 19.8% during the first half of fiscal year 2023, and decreased 8.5% during the second half of fiscal year 2023. In both cases, this is compared to the same periods during the prior fiscal year. In addition to the growth in our specialty markets, net sales during the first half of fiscal year 2023 also benefited from our substantial backlog and forward load as we began the year.

During 2023, we improved gross profit and gross profit margin. Gross profit increased 8.7% to $22.3 million. Gross profit margin increased to 30.9% during fiscal year 2023 compared to 29.7% during the prior year. Importantly, during the first half of fiscal year 2023, our gross profit margin was 35.1% compared to 28.7% in the first half of fiscal year 2022. And again, this demonstrates OCC's strong operating leverage and production efficiencies that we are able to achieve at increased production volumes.

We continue to focus on operating as efficiently as possible and controlling expenses, including SG&A expenses. And SG&A expenses as a percentage of net sales were 29.4% during fiscal year 2023 compared to 28.9% during fiscal year 2022. Our fixed SG&A expenses, including public company costs, are substantial, and as net sales grow, our SG&A expenses tend to increase at a slower rate than sales.

We believe OCC remains uniquely positioned in the fiber optic and copper cabling and connectivity industry. Our differentiated core strengths and capabilities enable OCC to offer top-tier products and application solutions and to compete successfully against much larger competitors.

Since this is our fourth quarter call and the end of the year, I'd like to take a moment to emphasize what those core strengths and capabilities are. First, we have an enviable market position and brand recognition and our relationships with, and the loyalty of, our customers, decision makers and end-users across a broad range of targeted markets. We also have a wide range of fiber optic and copper cabling and connectivity products and solutions that enable OCC to deliver products and solutions that meet our customers' unique needs and that are well suited for applications in our various targeted markets. The range of OCC's product offerings is extensive and OCC often successfully competes with different competitors in our different targeted markets.

Next, we have a broad and diverse geographic footprint, selling into approximately 50 countries each year. We have extensive industry experience and expertise with OCC’s engineering, sales and business development teams well-respected for their product and application experience and expertise that enables OCC to create its portfolio of innovative high-performance products and associated intellectual property.

And finally, our significant production capacity at our facilities is supported by knowledgeable and experienced manufacturing, quality, and engineering teams.

Many of the costs to maintain and build upon our strengths and capabilities, along with our public company costs, are fixed. As a result, as OCC grows net sales, gross profit and profitability tend to increase at a faster rate than that of net sales. This creates operating leverage for OCC as fixed production costs and fixed SG&A expenses remain relatively stable, and are spread over higher net sales levels.

Transcript: OCC –Q4 2023 Earnings Conference Call – 12/20/23 11:00 AM EST

I am proud of the OCC team's accomplishments during fiscal year 2023, particularly given the market volatility the industry experienced during the year.

Looking ahead to fiscal year 2024, we are optimistic about OCC's opportunities. At the same time, we are cautious of current market conditions and the impacts of soft market demand on our operating and production efficiencies. To that end, we continue to monitor changing industry and macroeconomic trends and believe we are prepared to implement appropriate business adjustments as necessary.

Moving forward, we remain as focused as ever on driving growth, operating efficiently, and identifying and capturing additional growth opportunities to ensure we are executing for our customers and end-users while generating long-term value for our shareholders.

And with that, I will turn the call over to Tracy, who will review in additional detail our fourth quarter and fiscal year 2023 financial results.

Tracy Smith - Optical Cable Corporation - SVP & CFO

Thank you, Neil. Consolidated net sales for fiscal year 2023 were $72.2 million, an increase of 4.5% compared to net sales of $69.1 million for fiscal year 2022. Consolidated net sales for the fourth quarter of fiscal 2023 decreased 13.6% to $17.3 million compared to net sales of $20.1 million for the same period last year. We believe that our net sales benefited from increased production throughput during fiscal year 2023, specifically in the first half of the fiscal year, as well as our higher than typical levels of sales order backlog and forward load as we began fiscal year 2023.

Additionally, improved product pricing, increased to cover certain inflationary costs, began to take effect. Our sales order backlog and forward load has returned to more typical levels at approximately $5.4 million at the end of fiscal year 2023, compared to more than $12 million at the end of fiscal year 2022.

During fiscal year 2023, we experienced increases in net sales in our specialty markets compared to last year, but the increases were partially offset by decreases in our enterprise and wireless carrier markets.

We believe there continue to be indicators of strength in certain of our markets, particularly our specialty markets, as we end fiscal year 2023. While OCC has benefited from market and product diversification, like others in our industry, our net sales during fiscal year 2023 were impacted by various macroeconomic pressures, risks and uncertainties in addition to the softening of certain of our targeted markets.

Turning to gross profit. Gross profit increased 8.7% to $22.3 million in fiscal 2023 compared to $20.5 million in fiscal 2022. Gross profit margin, or gross profit as a percentage of net sales, increased to 30.9% in fiscal 2023 compared to 29.7% in fiscal 2022.

Gross profit decreased 41.5% to $3.9 million in the fourth quarter of fiscal 2023 compared to gross profit of $6.6 million for the same period last year. Our gross profit margin tends to be higher when we achieve higher net sales due to our operating leverage, as was the case in the first half of fiscal year 2023, relative to last year. In addition to the positive impact of this operating leverage, our gross profit margin reflects increased production efficiency, specifically in the first half of fiscal 2023, as well as the impact of a more fully trained workforce. OCC's gross profit margin is also heavily dependent upon changes in product mix.

Transcript: OCC –Q4 2023 Earnings Conference Call – 12/20/23 11:00 AM EST

SG&A expenses increased to $21.2 million during fiscal year 2023 from $20 million for fiscal year 2022. SG&A expenses as a percentage of net sales were 29.4% in fiscal year 2023 compared to 28.9% for fiscal year 2022.

SG&A expenses were $5.1 million in the fourth quarter of fiscal year 2023 compared to $5.2 million for the same period last year. SG&A expenses as a percentage of net sales were 29.7% in the fourth quarter of fiscal 2023 compared to 25.9% in the fourth quarter of fiscal 2022.

The increase in SG&A expenses during the fourth quarter and fiscal year 2023, compared to last year, was primarily the result of increases in employee and contracted sales personnel related costs. Included in employee and contracted sales personnel related costs are employee incentives and commissions which increased due to increased net sales and the improved financial results during fiscal year 2023.

OCC recorded net income of $2.1 million, or $0.26 per basic and diluted share, for fiscal year 2023 compared to a net loss of $347,000, or $0.05 per basic and diluted share, for fiscal year 2022. OCC recorded a net loss of $1.3 million, or $0.17 per basic and diluted share, for the fourth quarter of fiscal 2023 compared to net income of $1.2 million, or $0.15 per basic and diluted share, for the fourth quarter of fiscal 2022.

In addition to improved sales and gross profit, the Company's results benefited from the gain on insurance proceeds received for damage to property and equipment totaling $2.2 million, which was recorded as other income, net on the Company's statement of operations during fiscal year 2023.

During fiscal year 2023, we received insurance proceeds in connection with our office building and its contents at our Asheville facility sustaining water damage from a burst pipe in a sprinkler system at the end of December 2022. In connection with this event, we recognized a gain on insurance proceeds, net during fiscal year 2023 totaling $2.2 million.

To the extent we incur expenses in future periods to restore, repair or replace damaged assets, we may recognize offsetting losses in those future periods. At this time, we do not expect future restoration and repair costs to exceed any insurance proceeds.

With that, I will turn the call back over to you, Neil.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Thank you, Tracy. Let me conclude by saying that OCC remains committed to leveraging our core strengths and capabilities, identifying growth opportunities, and executing our strategies and initiatives to create long-term value for our shareholders.

And now, if any analysts or institutional investors have questions, we are happy to answer them. James, if you could please indicate the instructions for our participants to call in any questions they may have, I'd appreciate it. Again, we are only taking questions from analysts and institutional investors.

Transcript: OCC –Q4 2023 Earnings Conference Call – 12/20/23 11:00 AM EST

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator instructions) There are no questions in the queue at this time.

I'll now turn the conference over to Mr. Wilkin.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Thanks, James. Spencer, are there any questions? I think, in fact, I know there were some questions submitted by individual investors in advance of the call. If you don't mind reading the questions, we will address those.

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - IR

Thanks, Neil. Yes, we do have a few questions submitted in advance. The first question, was any thought given to repurchasing shares in the prior quarter instead of paying off the North Carolina real estate loan?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Tracy is going to take this first question.

Tracy Smith - Optical Cable Corporation - SVP & CFO

Sure. As we reported in our previous filings, the cash in question that was used to pay off the North Carolina real estate loan was restricted cash as it was insurance proceeds related to a building on which our lender was the lien holder. As a result, any use of this cash for anything other than restoring the building or paying down the loan would have been a quite unusual use for that restricted cash.

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - IR

The next question, are there any plans to repurchase shares in the future?

Tracy Smith - Optical Cable Corporation - SVP & CFO

Well, we regularly evaluate our capital allocation priorities to ensure that we optimize the use of our shareholders' capital. So we'll look at that in the future.

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - IR

The next question, it is my understanding that OCC usually holds a good amount of inventory and prides itself in having short delivery times. Did that have an effect on how much excess inventory your customers built up?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Spencer, I'll take that question. Like others in our industry, some of our customers had excess inventory during the past year. The extent of any excess inventory has been different, depending on the market and the individual customer. We do hold a good amount of inventory, and we do pride ourselves in using that to provide short delivery times and lead times. While we had some customers with excess inventory during the year, we believe OCC has been less impacted by this than some of our other competitors, and we believe the inventory we have been maintaining as we ended fiscal year 2023 is at an appropriate level to service our customers' expected needs, and it is something that we watch and periodically adjust based on customer needs and market conditions.

Transcript: OCC –Q4 2023 Earnings Conference Call – 12/20/23 11:00 AM EST

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - IR

Thanks, Neil.

The next question, could you comment on customer inventories in the carrier market? Has demand from this market started to pick up again?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

We don't tend to talk a lot about individual markets, but I will make a couple of comments in response. It did seem like to us that the wireless carrier market had some excess inventory during fiscal year 2023, and that seemed to impact demand. We do believe that demand will begin to pick up again, but at this time, we cannot exactly say when and to what extent that will be the case.

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - IR

Could you comment on trends you are seeing in the oil & gas and military markets?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Well, this past year, as we've already said, we've seen market strength in most of our specialty markets, and this is what helped offset the weakness OCC and others in our industry experienced in the enterprise market as well as in certain other markets. Both oil & gas and military are included in our specialty markets as we discuss those in our filings. And during fiscal year 2023, we saw both of those increase.

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Neil. And the final question, could you talk about the process of innovation at OCC?

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

It's a good question and there could be a long answer. I'm going to give the short version of the answer rather than trying to describe what our process is specifically. I would say that at OCC we're very proud of the innovation and expertise of our engineers and application specialists that enable our product innovation. And then importantly, I think the best way to describe OCC’s approach to innovations tends to focus on developing solutions tailored to the needs of end-users and market trends rather than a build it and they will come approach and we have benefited from that approach over many years.

Spencer Hoffman - Joele Frank, Wilkinson Brimmer Katcher - IR

Thanks, Neil. That concludes the Q&A.

Neil Wilkin - Optical Cable Corporation - Chairman of the Board, President & CEO

Okay, well, thank you. Well, we appreciate everyone's participation on the call today, and thank you for listening to our fourth quarter and fiscal year 2023 conference call. As always, we appreciate your time and investment in Optical Cable. We sincerely hope that everyone has a safe and happy holiday season and appreciate your interest in Optical Cable Corporation. Thank you.

Operator

This does conclude today's program. Thank you for your participation. You may now disconnect.